Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-232049 on Form S-3, Registration Statement No. 333-162740 on Form S-8, Registration Statement No. 333-183031 on Form S-8, and Registration Statement No. 333-219509 on Form S-8 of our reports dated February 14, 2020, relating to the financial statements of Chart Industries, Inc., and the effectiveness of Chart Industries, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Chart Industries, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 14, 2020